ASSET PURCHASE AGREEMENT

BETWEEN

GE FANUC EMBEDDED SYSTEMS, INC.,

TERAFORCE TECHNOLOGY CORPORATION

AND

DNA COMPUTING SOLUTIONS, INC.

Dated as of August 1, 2005

Article I DEFINIT	IONS 1
1.1	Certain Definitions	1
1.2	Terms Defined Elsewhere in this Agreement	7
1.3	Other Definitional and Interpretive Matters	8
Article II	PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES		9
2.1	Purchase and Sale of Assets	9
2.2	Excluded Assets.	10
2.3	Assumption of Liabilities	11
2.4	Excluded Liabilities	11
2.5	Cure Amounts	11
2.6	Further Conveyances and Assumptions	11
2.7	Bulk Sales Law	12
Article III	CONSIDERATION	12
3.1	Consideration	12
3.2	Payment of Purchase Price	12
Article IV	CLOSING AND TERMINATION	12
4.1	Closing Date	12
4.2	Deliveries by Seller	13
4.3	Deliveries by Purchaser	13
4.4	Termination of Agreement	14
4.5	Procedure Upon Termination	15
4.6	Effect of Termination	16
Article V	REPRESENTATIONS AND WARRANTIES OF SELLER	16
5.1	Organization and Good Standing	16
5.2	Authorization of Agreement	16
5.3	Board Approval and Recommendation	17
5.4	Conflicts; Consents of Third Parties	17
5.5	Financial Statements; Projections	18
5.6	Inventories	19
5.7	Absence of Certain Developments	19
5.8	Taxes	20
5.9	Title to Purchased Assets	20
5.10	Intellectual Property	21
5.11	Material Contracts	23
5.12	Labor	23
5.13	Litigation	23
5.14	Compliance with Laws; Permits	24
5.15	Related Party Transactions	24
5.16	Customers and Suppliers	25
5.17	Product Warranty; Product Liability	25
5.18	Full Disclosure	25
5.19	Financial Advisors	25
5.20	No Other Representations and Warranties	26
Article VI	REPRESENTATIONS AND WARRANTIES OF PURCHASER	26
6.1	Organization and Good Standing	26
6.2	Authorization of Agreement	26
6.3	Conflicts; Consents of Third Parties	26
6.4	Litigation	27
6.5	Financial Advisors	27
6.6	Financing	27
Article VII	BANKRUPTCY COURT MATTERS	27
7.1	Approval of Break-Up Fee and Expense Reimbursement	27
7.2	Bidding Procedures	28
7.3	Non-Solicitation Period	30
7.4	The Sale Order	31
7.5	Bankruptcy Court Approval	32
7.6	Bankruptcy Court Objections	33
Article VIII	COVENANTS	33
8.1	Access to Information	33
8.2	Conduct of the Business Pending the Closing	33
8.3	Consents	35
8.4	Further Assurances	35
8.5	Non-Competition; Non-Solicitation; Confidentiality	35
8.6	Preservation of Records	37
8.7	Publicity	37
8.8	Use of Name	38
8.9	Financing Statement Releases	38
Article IX	EMPLOYEES AND EMPLOYEE BENEFITS	38
9.1	Employment	38
9.2	Indemnification	38
Article X	CONDITIONS TO CLOSING	38
10.1	Conditions Precedent to Obligations of Purchaser	38
10.2	Conditions Precedent to Obligations of Seller	40
10.3	Conditions Precedent to Obligations of Purchaser and Seller	40
10.4	Frustration of Closing Conditions	41
Article XI	INDEMNIFICATION	41
11.1	Survival of Representations and Warranties	41
11.2	Indemnification	41
11.3	Indemnification Procedures.	42
11.4	Breaches of Representations and Warranties	44
11.5	Limitations on Indemnification	44
11.6	Indemnity Escrow	44
11.7	Tax Treatment of Indemnity Payments	44
Article XII	TAXES	45
12.1	Transfer Taxes	45
12.2	Prorations	45
12.3	Purchase Price Allocation	45
12.4	Cooperation on Tax Matters	46
Article XIII	MISCELLANEOUS	46
13.1	Expenses	46
13.2	Specific Performance	46
13.3	Submission to Jurisdiction; Consent to Service of Process	47
13.4	Waiver of Right to Trial by Jury	47
13.5	Entire Agreement; Amendments and Waivers	47
13.6	Governing Law	48
13.7	Notices	48
13.8	Severability	49
13.9	Binding Effect; Assignment	49
13.10	Non-Recourse	49
13.11	Counterparts	49
Schedules

1.1(a)	Equipment
1.1(b)	Inventory
1.1(c)	Products
1.1(d)	Purchased Contracts
5.7	Absence of Certain Developments
5.10(a)	Intellectual Property
5.10(b)	Exceptions to Title to Intellectual Property
5.10(g)	Intellectual Property Licenses
5.10(o)	Software
5.11	Material Contracts
5.13	Litigation
5.14(b)	Permits
5.15	Related Party Transactions
5.16(a)	Customers and Suppliers
5.16(b)	Customers and Suppliers Changes
5.17	Product Warranty
5.19	Seller Financial Advisors
10.1(f)	Key Employees
Exhibits

A	Bill of Sale
B	Assumption Agreement
C	Indemnity Escrow Agreement

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of August 1, 2005 (this “Agreement”), between GE Fanuc Embedded Systems, Inc., a Delaware corporation (“Purchaser”), TeraForce Technology Corporation, a Delaware corporation (“TeraForce”), and DNA Computing Solutions, Inc., a Delaware corporation, a wholly-owned subsidiary of TeraForce (“DNA” and together with TeraForce, “Seller”).

W I T N E S S E T H:

WHEREAS, Seller intends to commence a chapter 11 case in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”) (such case, the “Chapter 11 Case”) and shall be a debtor-in-possession under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”);

WHEREAS, Seller desires to sell, transfer and assign to Purchaser or its designated Affiliate or Affiliates, and Purchaser desires to (or to cause its designated Affiliate or Affiliates to) acquire and assume from Seller, pursuant to Sections 363 and 365 of the Bankruptcy Code, all of the Purchased Assets, all as more specifically provided herein; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Bidding Procedures Motion” means the motion to be filed with the Bankruptcy Court seeking approval of the Break-Up Fee and the Expense Reimbursement and the establishment of bidding procedures as contemplated pursuant to Article VII hereof.

“Bidding Procedures Order” means the order, in form and substance reasonably acceptable to Purchaser, entered by the Bankruptcy Court with respect to the Bidding Procedures Motion and more fully described in Section 7.2 hereof.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Code” mean the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Seller’s business and the Purchased Assets in each case whether or not in electronic form.

“Employee” means all individuals, as of the date hereof, who are employed by Seller in connection with its business, together with individuals who are hired in respect of the Seller’s business after the date hereof.

“Equipment” means the equipment of Seller set forth on Schedule 1.1(b).

“Excluded Contracts” means the Contracts of Seller other than those set forth on Schedule 1.1(d).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) (including the Bankruptcy Court).

“Hardware” means any and all computer and computer-related hardware, including, but not limited to, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Indemnity Escrow Agent” means Wilmington Trust Company in its capacity as escrow agent under the Indemnity Escrow Agreement.

“Indemnity Escrow Agreement” means the Indemnity Escrow Agreement to be dated as of the Closing Date by and among Seller, Purchaser and the Indemnity Escrow Agent substantially in the form of Exhibit C hereto.

“Indemnity Escrow Amount” means the sum of $300,000.

“Indemnity Escrow Fund” means the Indemnity Escrow Amount together with all interest or income actually earned thereon pursuant to the Indemnity Escrow Agreement.

“Intellectual Property” means all intellectual and industrial property rights, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, inventions and invention disclosures, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, industrial designs, brand names, trade dress rights, logos, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights (including copyrights in computer software programs) and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, “Trade Secrets”).

“Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any of the Purchased Intellectual Property, and (ii) any grant to Seller of a right to use a third Person’s Intellectual Property.

“Inventory” means the categories of inventory of Seller set forth on Schedule 1.1(b).

“IRS” means the Internal Revenue Service.

“Knowledge of Seller” means the actual knowledge, after due inquiry, of the officers of Seller.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement (including the Bankruptcy Code).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Material Adverse Effect” means (i) a material adverse effect on the historical or near-term business, assets, properties, results of operations, condition (financial or otherwise) or prospects of Seller or its business, (ii) a material adverse effect on the value of the Purchased Assets or (iii) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the Seller Documents, excluding any such effect to the extent resulting from or arising in connection with (a) general economic or market changes or changes that generally affect businesses of the same type as the Seller’s business, but only if, in each case, the Purchased Assets are not disproportionately affected; (b) the filing of the Chapter 11 Case; or (c) the public announcement of the transactions contemplated hereunder.

“Modification” means, with respect to any item, any modification, translation, conversion, compilation, upgrade or other derivative version of, or change or addition to, such item. “Modified” and “Modify” shall have corollary meanings.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Seller’s business through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Products” means any and all products developed, manufactured, marketed or sold by Seller, whether work in progress or in final form, including the products set forth on Schedule 1.1(c).

“Purchased Contracts” means the Contracts set forth on Schedule 1.1(d). Purchaser shall have the right, by written notice delivered to Seller at any time during the period from and after the date hereof and until one (1) day prior to the Auction Date to delete any Contract from Schedule 1.1(d) (it being understood that any such Contract deleted by Purchaser from such schedule may subsequently be rejected by Seller in the Chapter 11 Case). Purchaser shall also have the right by written notice delivered to Seller at any time during the period from and after the date hereof and until one (1) day prior to the Auction Date to add any Contract to Schedule 1.1(d); provided that such Contract has not been previously rejected in the Chapter 11 Case. Schedule 1.1(d) also sets forth the estimated amounts (as of the date hereof) of all amounts which Seller expects will be payable pursuant to Section 365(b) of the Bankruptcy Code on account of the assumption and assignment of any Purchased Contract.

“Purchased Intellectual Property” means the Intellectual Property used in, held for use in or intended to be used in DNA’s business as presently conducted and as currently proposed to be conducted.

“Purchased Technology” means the Technology used in, held for use in or intended to be used in DNA’s business as presently conducted and as currently proposed to be conducted.

“Restructuring Transaction” means (a) a recapitalization transaction involving, in whole or in part, Seller and its existing security holders or creditors, (b) any merger, consolidation, share exchange, business combination or other similar transaction with Seller, (c) any tender offer or exchange offer for 10% or more of the outstanding shares of Seller’s common stock or any class of Seller’s debt securities or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith, or (d) the acquisition of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) which beneficially owns or has the right to acquire beneficial ownership of 10% or more of the then outstanding shares of any class of Seller’s common stock or any class of Seller’s debt securities or (e) a transaction or series of transactions, including by way of a plan of reorganization, in connection with a liquidation or reorganization or other continuation of Seller’s business relating to some or all of the Purchased Assets.

“Sale Motion” means the motion to be filed with the Bankruptcy Court by Seller seeking (a) approval of the terms and provisions of this Agreement, (b) authorization for (i) the sale of the Purchased Assets pursuant to Section 363 of the Bankruptcy Code and (ii) the assumption and assignment of the Purchased Assets that are executory contracts pursuant to Section 365 of the Bankruptcy Code and (c) any other provisions acceptable to Purchaser.

“Sale Order” means the order of the Bankruptcy Court, in form and substance reasonably acceptable to Purchaser, granting the relief requested in the Sale Motion and authorizing the sale of the Purchased Assets pursuant to Section 363 of the Bankruptcy Code and the assumption and assignment of the Purchased Assets that are executory contracts pursuant to Section 365 of the Bankruptcy Code, free and clear of all Liens and as more fully described in Section 7.4.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by either Seller.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Taxing Authority” means the U.S. Internal Revenue Service and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, or any of its Subsidiaries.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, Software (whether in source code, object code or human readable form) research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Transitional Services Agreement” means an agreement dated as of the Closing Date between Purchaser and Seller, on terms and conditions reasonably satisfactory to Purchaser and Seller, pursuant to which Seller shall provide to Purchaser such transitional services as mutually agreed to by Purchaser and Seller.

“Vista” means Vista Controls, Inc.

“Vista Agreements” means the following Contracts, dated as of November, 2003, between DNA and Vista: (i) Technology License and Marketing Agreement, (ii) Distribution Agreement and (iii) Technology Transfer and Support Agreement.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Acquisition Financing	6.6
Alternative Transaction	7.2
Asset Acquisition Statement	12.2
Assumed Liabilities	2.3
Auction	7.2	(c)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bid Deadline	7.2(a)(ii)
Break-Up Fee	7.1
Chapter 11 Case	Recitals
Closing	4.1
Closing Date	4.1
Confidential Information	8.5	(c)
Copyrights	1.1 (in Purchased Intellectual
	Property definition)
Cure Amounts	2.5
DNA	Preamble
Excluded Assets	2.2
Excluded Liabilities	2.4
Expense Reimbursement	7.1
Expenses	11.2	(a)(v)
Financial Statement	5.5	(a)
Financial Statement Date	5.5	(a)
Indemnification Claim	11.3	(a)
Losses	11.2	(a)(i)
Marks	1.1 (in Purchased Intellectual
	Property definition)
Material Contract	5.10	(e)
Non-Solicitation Period	7.3	(a)
Patents	1.1 (in Purchased Intellectual
	Property definition)
Purchased Assets	2.1
Purchase Price	3.1
Purchaser	Preamble
Purchaser Documents	6.2
Purchaser Indemnified Parties	11.2	(a)
Restricted Business	8.5	(a)
Revised Statements	12.2
Seller	Preamble
Seller Documents	5.2
Seller Indemnified Parties	11.2	(b)
Seller Marks	8.8
Seller Representatives	7.3	(a)
Starting Auction Bid	7.2	(c)
Survival Period	11.1
TeraForce	Preamble
Trade Secrets	1.1 (in Purchased Intellectual
	Property definition)
Transferred Employees	9.1	(a)
Unresolved Claims	11.6

1.3 Other Definitional and Interpretive Matters

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall (or shall cause its designated Affiliate or Affiliates to) purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser (or its designated Affiliate or Affiliates) all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens, claims (as defined in Section 101(5) of the Bankruptcy Code) and interests. “Purchased Assets” means each of the following assets:

(a) all Purchased Intellectual Property and Purchased Technology;

(b) all Inventory;

(c) all Equipment;

(d) all rights of Seller under the Purchased Contracts;

(e) all Documents that are used in, held for use in or intended to be used in, or that arise primarily out of, the Purchased Assets, including Documents relating to Products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, but excluding personnel files for Employees of Seller who are not Transferred Employees;

(f) all Permits used by Seller in connection with the Purchased Assets to the extent assignable;

(g) all rights of Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees and agents of Seller or with third parties to the extent relating to the Purchased Assets (or any portion thereof);

(h) all rights of Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to Products sold, or services provided, to Seller or to the extent affecting any Purchased Assets; and

(i) all rights, claims or causes of action of against third parties relating to any of the Purchased Assets.

2.2 Excluded Assets. Nothing herein contained shall be deemed to transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean all assets, properties, interests and rights of Seller other than the Purchased Assets and those assets, properties, interests and rights primarily related to the Purchased Assets, including each of the following assets:

(a) all cash and accounts receivable of Seller;

(b) all deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses of Seller;

(c) the Excluded Contracts; and

(d) all real estate and leasehold interests of Seller; and

(e) (i) all amounts recoverable or recovered by Seller in connection with any Legal Proceedings commenced prior to the Closing Date, or after the Closing Date to the extent not related to the Purchased Assets and (ii) all rights, claims or causes of action of Seller against third parties relating to Excluded Assets.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall (or shall cause its designated Affiliate or Affiliates to) assume, effective as of the Closing, only the following liabilities of Seller (collectively, the “Assumed Liabilities”):

(a) all Liabilities of Seller under the Purchased Contracts that arise out of or relate to the period on and after the Closing Date; and

(b) all Liabilities relating to amounts required to be paid by Purchaser hereunder.

2.4 Excluded Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Purchaser does not assume or agree to pay, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the Closing pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability, obligation or indebtedness of Seller, arising in connection with or relating to any period prior to the Closing Date, whether primary or secondary, direct or indirect, known or unknown, contingent or absolute, determined or indeterminable, other than the Assumed Liabilities. Seller shall retain and pay, satisfy, discharge and perform in accordance with the terms thereof, all liabilities and obligations other than the Assumed Liabilities (all such liabilities and obligations retained by Seller being referred to herein as the “Excluded Liabilities”).

2.5 Cure Amounts.

(a) At Closing and pursuant to Section 365 of the Bankruptcy Code, Seller shall assume and assign to Purchaser the Purchased Contracts. The cure amounts, as determined by the Bankruptcy Court, if any (the “Cure Amounts”), necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Purchased Contracts, shall be paid by Seller, on or before Closing, and not by Purchaser and Purchaser shall have no liability therefor.

(b) Purchaser and Seller agree that they shall each use commercially reasonable efforts to establish the adequate assurance of future performance by Purchaser, by taking the following actions: furnishing affidavits or other documents or information for filing with the Bankruptcy Court or testimony, as reasonably requested by Seller.

2.6 Further Conveyances and Assumptions.

(a) From time to time following the Closing, Seller shall, or shall cause its Subsidiaries to, make available to Purchaser such non-confidential data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such employees into Purchaser’s records.

(b) From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Subsidiaries to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Seller Documents and to assure fully to Seller and its Subsidiaries and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Seller Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

2.7 Bulk Sales Law. Purchaser hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser. Pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets shall be free and clear of any security interests in the Purchased Assets, including any Liens or claims arising out of the bulk transfer laws, and the parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order.

ARTICLE III

CONSIDERATION

3.1 Consideration. The aggregate consideration for the Purchased Assets shall be an amount in cash equal to $2,895,000 (the “Purchase Price”).

3.2 Payment of Purchase Price.

(a) On the Closing Date, Purchaser shall pay the Purchase Price (less the Indemnity Escrow Deposit) to Seller, which shall be paid by wire transfer of immediately available funds into an account designated by Seller.

(b) On the Closing Date, Purchaser shall deliver to the Indemnity Escrow Agent under the Indemnity Escrow Agreement, by wire transfer of immediately available funds, the amount of $300,000, representing the sum of the amounts of Indemnity Escrow Deposit.

ARTICLE IV

CLOSING AND TERMINATION

4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 10.1 and 10.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 200 Crescent Court, Suite 300, Dallas, Texas 75201 (or at such other place as the parties may designate in writing) at 10:00 a.m. (Dallas time) on a date to be specified by the parties, which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article X (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.” Unless otherwise agreed by the parties in writing, the Closing shall be deemed effective and all right, title and interest of Seller to be acquired by Purchaser hereunder shall be considered to have passed to Purchaser as of 12:01 a.m. (Dallas time) on the Closing Date.

4.2 Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser:

(a) a duly executed bill of sale in the form of Exhibit A hereto;

(b) duly executed assumption agreement in the form of Exhibit B hereto and duly executed assignments of the registrations and applications for registration included in the Purchased Intellectual Property, in a form suitable for recording in the U.S. Patent and Trademark office and applicable foreign counterpart offices, and general assignments of all other Purchased Intellectual Property;

(c) copies of all consents, waivers and approvals referred to in Section 10.1(e);

(d) duly executed affidavit of non-foreign status for Seller that complies with Section 1445 of the Code;

(e) a duly executed Transitional Services Agreement;

(f) the officer’s certificate required to be delivered pursuant to Sections 10.1(a) and 10.1(b);

(g) a duly executed Indemnity Escrow Agreement; and

(h) such other good and sufficient instruments of transfers as Purchaser may reasonably request.

4.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:

(a) the Purchase Price (less the Indemnity Escrow Amount), including evidence of the wire transfer referred to in Section 3.2 hereof;

(b) a duly executed assignment and assumption agreement in the form attached hereto as Exhibit B hereto;

(c) a duly executed Transitional Services Agreement;

(d) the officer’s certificate required to be delivered pursuant to Sections 10.2(a) and 10.2(b);

(e) a duly executed Indemnity Escrow Agreement; and

(f) such other documents, instruments and certificates as Seller may reasonably request.

4.4 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by mutual written consent of Seller and Purchaser;

(b) by Purchaser, if any of the conditions to the obligations of Purchaser set forth in Sections 10.1 and 10.3 shall have become incapable of fulfillment other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser;

(c) by Seller, if any condition to the obligations of Seller set forth in Sections 10.2 and 10.3 shall have become incapable of fulfillment other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller;

(d) by Purchaser, if there shall be a breach by Seller of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 10.1 or 10.3 and which breach cannot be cured or has not been cured by 10 Business Days after the giving of written notice by Purchaser to Seller of such breach;

(e) by Seller, if there shall be a breach by Purchaser of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 10.2 or 10.3 and which breach cannot be cured or has not been cured by 10 Business Days after the giving of written notice by Seller to Purchaser of such breach;

(f) by Seller or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence) that the parties reasonably agree is advisable to pursue; or

(g) by Purchaser, if there is a Material Adverse Effect;

(h) by Purchaser, if Seller has not commenced the Chapter 11 Case within two (2) Business Days after the date hereof;

(i) by Purchaser, if the Seller has not filed with the Bankruptcy Court the Bidding Procedures Motion within one (1) Business Day after the date of commencement of the Chapter 11 Case;

(j) by Purchaser, if the Bidding Procedures Order has not been entered by the Bankruptcy Court within thirty (30) days after the date of commencement of the Chapter 11 Case;

(k) by Purchaser, if the Sale Order has not been entered by the Bankruptcy Court within seventy-five (75) days after the date of commencement of the Chapter 11 Case;

(l) by Seller or Purchaser, if the Bankruptcy Court approves a Restructuring Transaction or an Alternative Transaction or the sale of all or substantially all of the assets of Seller or any of the Purchased Assets to a Person (or group of Persons) other than Purchaser or an Affiliate of Purchaser, provided that no termination under this Section 4.4(l) shall be effective until the Break-Up Fee and the Expense Reimbursement set forth in Section 7.1 hereof shall have been paid to Purchaser;

(m) by Purchaser, if (i) the Bankruptcy Court enters an order appointing a trustee, examiner with expanded powers or responsible officer in the Chapter 11 Case, (ii) the Chapter 11 Case is converted to a case under chapter 7 of the Bankruptcy Code or (iii) the Chapter 11 Case is dismissed;

(n) by Purchaser, if the Bidding Procedures Order (including the Break-Up Fee, Expense Reimbursement or any of the provisions set forth in Section 7.2 hereof) or the Sale Order is modified in any respect without the consent of Purchaser;

(o) by Purchaser, if any secured creditor of Seller obtains relief from the stay to foreclose on any of the Purchased Assets, which foreclosure could cause a Material Adverse Effect; or

(p) by Purchaser, if Purchaser shall have sent written notice to Seller at least five (5) days prior to the date of the Auction that any of the conditions set forth in Section 10.1(f), 10.1(g) or 10.1(h) has not been satisfied.

Notwithstanding the foregoing, if the Closing shall not have occurred by the close of business on one hundred eighty (180) days after the date hereof, this Agreement shall automatically terminate.

4.5 Procedure Upon Termination. This Agreement shall in no event terminate with respect to Seller unless and until any and all amounts payable to Purchaser pursuant to Section 7.1 in connection with such proposed termination shall have been paid in full to Purchaser. In the event of termination and abandonment by Purchaser or Seller, or both, pursuant to Section 4.4 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Assets hereunder shall be abandoned, without further action by Purchaser or Seller. If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

4.6 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, however, that the obligations of the parties set forth in Article XIII and Sections 4.5, 4.6, 7.1, 7.2(j) and 7.2(k) hereof shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section 4.6 shall relieve Purchaser or Seller of any liability for a breach of this Agreement prior to the effective date of such termination.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Each Seller hereby, jointly and severally, represents and warrants to Purchaser that:

5.1 Organization and Good Standing.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect. Seller has delivered to Purchaser true, complete and correct copies of its certificate of incorporation and by-laws or comparable organizational documents as in effect on the date hereof.

5.2 Authorization of Agreement. Subject to obtaining Bankruptcy Court approval pursuant to the Sale Order, Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and Seller has all requisite power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to obtaining Bankruptcy Court approval pursuant to the Sale Order, the execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) following the approval of this Agreement and the transactions contemplated hereby by the Bankruptcy Court pursuant to the Sale Order, this Agreement, constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Board Approval and Recommendation. The Board of Directors of Seller has (i) determined that this Agreement and the transactions contemplated hereby, including the purchase of the Purchased Assets by Purchaser, are advisable, fair to and in the best interests of those Persons to whom the directors owe fiduciary duties under applicable law, (ii) determined that an immediate sale of the Purchased Assets pursuant to Section 363 of the Bankruptcy Code is necessary and urgent as the value of the Purchased Assets, and, therefore, the value ultimately available to the creditors and equityholders of Seller, is rapidly deteriorating, and (iii) approved this Agreement and the transactions contemplated hereby.

5.4 Conflicts; Consents of Third Parties.

(a) Except as a result of the Chapter 11 Case, none of the execution and delivery by Seller of this Agreement or by Seller of the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Seller under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Seller; (ii) subject to entry of the Sale Order, any Purchased Contract or Permit to which Seller is a party or by which any of the properties or assets of Seller are bound; (iii) subject to entry of the Sale Order, any Order of any court, Governmental Body or arbitrator applicable to Seller or any of the properties or assets of Seller as of the date hereof; or (iv) subject to entry of the Sale Order, any applicable Law.

(b) Other than in connection with the commencement of the Chapter 11 Case, entry of the Bidding Procedures Order and entry of the Sale Order, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller (i) in connection with the execution and delivery of this Agreement or the Seller Documents, the compliance by Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Seller of any other action contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Contract or Permit of Seller.

5.5 Financial Statements; Projections.

(a) Seller has delivered to Purchaser copies of the financial statements of Seller as at May 31, 2005 (the “Financial Statement Date”) reflecting the sales of the Products and the value of the Inventory (such financial statement, including the related notes and schedules thereto, are referred to herein as the “Financial Statement”). The Financial Statement is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the sales of the Products and the value of the Inventory as at the dates and for the periods indicated.

(b) Seller makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets. Seller maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) The financial projections and business plan provided by Seller to Purchaser prior to the date hereof were reasonably prepared on a basis reflecting the management’s best estimates, assumptions and judgments, at the time provided to Purchaser, as to the future financial performance of Seller’s business, assuming reasonable access to capital and support of its business.

(d) Seller’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Seller’s auditors and the audit committee of the Board of Directors of Seller (i) all significant deficiencies in the design or operation of internal controls which could adversely affect Seller’s ability to record, process, summarize and report financial data and have identified for Seller’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls.

(e) Seller has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Seller is made known to Seller’s principal executive officer and its principal financial officer.

5.6 Inventories. With the exception of the Inventory reflected in the Financial Statement as being obsolete, excess, damaged or otherwise unusable Inventory, the Inventory of Seller is in good and marketable condition, and is saleable in the Ordinary Course of Business. The Inventory of Seller set forth in the Financial Statement was properly stated therein in accordance with GAAP consistently applied. Adequate reserves have been reflected in the Financial Statement for obsolete, excess, damaged or otherwise unusable Inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. The Inventory of Seller constitutes sufficient quantities for the normal operation of Seller’s business in accordance with past practice.

5.7 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 5.7, since the Financial Statement Date (i) Seller has conducted its business only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Financial Statement Date:

(i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Purchased Assets having a replacement cost of more than $10,000 for any single loss or $100,000 for all such losses;

(ii) there has not been any change by Seller in accounting or Tax reporting principles, methods or policies;

(iii) Seller has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of Seller, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(iv) Seller has not granted any license or sublicense of any rights under or with respect to any Purchased Intellectual Property; and

(v) Seller has not agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.7.

5.8 Taxes.

(a) With respect to the Purchased Assets, (i) all material Tax Returns required to be filed by or on behalf of Seller or any affiliated group of which Seller is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all material Taxes payable by or on behalf of Seller or any affiliated group of which Seller is or was a member have been fully and timely paid.

(b) Seller has timely paid or caused to be paid all Taxes due with respect to the Purchased Assets, the non-payment of which would result in a Lien on any Purchased Asset or would result in Purchaser becoming liable or responsible therefor.

(c) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns related to the Purchased Assets have been fully paid, and, to the Knowledge of Seller, there are no other audits or investigations by any Taxing Authority in progress, nor has Seller received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation related to the Purchased Assets.

(d) There is no Purchased Contract covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchaser, Seller or any of their respective Affiliates by reason of Section 280G of the Code.

(e) Seller is not a foreign person within the meaning of Section 1445 of the Code.

(f) No power of attorney with respect to any Tax matter is currently in force with respect to the Purchased Assets that would, in any manner, bind, obligate, or restrict Purchaser.

(g) Seller has not executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or have been subject to any ruling guidance specific to Seller, that would be binding on Purchaser for any taxable period (or portion thereof) ending on or after the Closing Date.

5.9 Title to Purchased Assets . Seller owns and has good title to each of the Purchased Assets, and at the Closing, Seller shall convey each of the Purchased Assets free and clear of all Liens.

5.10 Intellectual Property

(a) Schedule 5.10(a) sets forth an accurate and complete list of all Patents, registered Marks, material unregistered Marks, pending applications for registrations of any Marks and unregistered Marks, registered Copyrights, and pending applications for registration of Copyrights, owned or filed by Seller and included in the Purchased Intellectual Property. Schedule 5.10(a) lists the jurisdictions in which each such item of Purchased Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed.

(b) Except as disclosed in Schedule 5.10(b), Seller is the sole and exclusive owner of all right, title and interest in and to all of the Intellectual Property required to be set forth on Schedule 5.10(a), and each of the other Copyrights in any works of authorship prepared by or for Seller that resulted from or arose out of any work performed by or on behalf of Seller or by any employee, officer, consultant or contractor of any of them.

(c) To the Knowledge of Seller, Seller is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all other of the Purchased Intellectual Property and Purchased Technology, free and clear of all Liens or obligations to others (except for those specified licenses included in Schedule 5.10(g)).

(d) All Intellectual Property required to be set forth on Schedule 5.10(a) is in full force and effect and has not lapsed, expired or been abandoned, and is not the subject of any opposition or cancellation proceeding filed with the United States Patent and Trademark Office or any other intellectual property registry.

(e) The Purchased Intellectual Property, the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Products or Purchased Technology, and the present and currently proposed business practices and methods of Seller do not constitute an infringement, unauthorized use, misappropriation or other violation of any Intellectual Property of any Person (including pursuant to any non-disclosure agreements or obligations to which Seller or any of their present or former employees is a party). The Purchased Intellectual Property includes all of the Intellectual Property necessary and sufficient to enable Seller to conduct its business in the manner in which such business is currently being conducted and, as currently proposed to be conducted.

(f) Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the Intellectual Property Licenses listed in Schedule 5.10(g), Seller is not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Purchased Intellectual Property, or other third party, with respect to the use thereof or in connection with the conduct of Seller’s business as currently conducted or proposed to be conducted.

(g) Schedule 5.10(g) sets forth a complete and accurate list of all Contracts to which Seller is a party (i) granting any Intellectual Property Licenses, (ii) containing a covenant not to compete or otherwise limiting its ability to (A) exploit fully any of the Purchased Intellectual Property or (B) conduct Seller’s business in any market or geographical area or with any Person or (iii) containing an agreement to indemnify any other Person against any claim of infringement, unauthorized use, misappropriation or violation of Intellectual Property.

(h) Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of Seller, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Seller is not in default under any Intellectual Property License, nor, to the Knowledge of Seller, is any other party to an Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto.

(i) No Trade Secret or any other non-public, proprietary information material to Seller’s business as presently conducted has been authorized to be disclosed or, to the Knowledge of Seller, has been actually disclosed by Seller to any employee or any third party other than pursuant to a non-disclosure agreement restricting the disclosure and use of such Trade Secret or information. Seller has taken adequate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of Seller and any other confidential information, including invention disclosures, not covered by any patents owned or published patent applications filed by Seller, which measures are reasonable in the industry in which Seller operates. Each employee, consultant and independent contractor of Seller, has entered into a written non-disclosure and invention assignment agreement with Seller in a form provided to Purchaser.

(j) Seller is not and has not been the subject of any pending or, to the Knowledge of Seller, threatened Legal Proceedings which involve a claim of infringement, unauthorized use, misappropriation or other violation by any Person against Seller or challenging the ownership, use, validity or enforceability of, any Purchased Intellectual Property. Seller has not received written (including by electronic mail) notice of any such threatened claim or challenge and, to the Knowledge of Seller, there are no facts or circumstances that would form the basis for any such claim or challenge. The Purchased Intellectual Property and all of Seller’s rights in and to Purchased Intellectual Property are valid and enforceable.

(k) To the Knowledge of Seller, no Person (including Employees and former employees of Seller) is infringing, violating, misusing or misappropriating any material Purchased Intellectual Property, and neither Seller nor any of its Subsidiaries has made any such claim against any Person (including Employees and former employees of Seller).

(l) There are no Orders to which Seller is a party or by which Seller is bound which restrict the rights to use any of the Purchased Intellectual Property or Purchased Technology.

(m) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Purchaser’s right to own or use any of the Purchased Intellectual Property or Purchased Technology.

(n) No present or former employee has any right, title, or interest, directly or indirectly, in whole or in part, in any Purchased Intellectual Property or Purchased Technology. To the Knowledge of Seller, no employee, consultant or independent contractor of Seller is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by Seller, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(o) Schedule 5.10(o) sets forth a complete and accurate list of (i) all Software that is owned exclusively by Seller and is material to the operation of Seller’s business and (ii) all Software that is used by Seller in its business that is not exclusively owned by Seller, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $10,000.

5.11 Material Contracts. Except as set forth in Schedule 5.11, each Purchased Contract is in full force and effect, constitutes a valid and binding obligation of Seller and, to the Knowledge of Seller, the other parties thereto, and is legally enforceable against Seller and, to the Knowledge of Seller, the other parties thereto, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws from time to time in effect which affect the enforcement of creditors’ rights generally. Except as disclosed in Schedule 5.11, Seller is not in material breach or default under any Purchased Contract and, to the Knowledge of Seller, no other party to any Purchased Contract is in material breach or default in any material respect thereunder. To the Knowledge of Seller, no party to any of the Purchased Contracts has exercised any termination rights with respect thereto. Seller has delivered to Purchaser true, correct and complete copies of all of the Purchased Contracts, together with all amendments, modifications or supplements thereto.

5.12 Labor. Seller is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of Seller.

5.13 Litigation. Except as set forth in Schedule 5.13 and the Chapter 11 Case, there is no suit, action, proceeding, investigation (to the Knowledge of Seller), claim or order pending or, to the Knowledge of Seller, threatened against Seller (or to the Knowledge of Seller, pending or threatened, against any of the officers, directors or key employees of Seller with respect to their business activities on behalf of Seller), or to which Seller is otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any Governmental Body; nor to the Knowledge of Seller is there any reasonable basis for any such action, proceeding, or investigation. Other than the Chapter 11 Case, Seller is not subject to any Order of any Governmental Body except to the extent the same could not reasonably be expected to have a Material Adverse Effect and Seller is not engaged in any legal action to recover monies due it or for damages sustained by it.

5.14 Compliance with Laws; Permits.

(a) Seller is in compliance in all material respects with all Laws of any Governmental Body applicable to its operations or assets or its business. Seller has not received any written or other notice of or been charged with the violation of any Laws. To the Knowledge of Seller, Seller is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b) Schedule 5.14(b) contains a list of all Permits which are required for the operation of Seller’s business as presently conducted and as presently intended to be conducted. Seller currently has all Permits which are required for the operation of its business as presently conducted. Seller is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Permit to which it is a party, to which the Seller’s business is subject or by which its properties or assets are bound and, to the Knowledge of Seller, there are no facts or circumstances which could form the basis for any such default or violation.

5.15 Related Party Transactions.

(a) Except as set forth on Schedule 5.15, none of Seller, any Subsidiary of Seller or any of their respective officers or employees (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of Seller, (B) engaged in a business related to the business of Seller, or (C) a participant in any transaction to which Seller is a party or (ii) is a party to any Contract with Seller.

(b) Each Purchased Contract, agreement, or arrangement between Seller on the one hand, and any Affiliate of Seller or any officer, director or employee of Seller on the other hand, is on commercially reasonable terms no more favorable to the Affiliate, director, officer or employee of Seller than what any third party negotiating on an arms-length basis would expect.

5.16 Customers and Suppliers.

(a) Schedule 5.16(a) sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of Seller, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2004, showing the approximate total sales by Seller to each such customer and the approximate total purchases by Seller from each such supplier, during such period.

(b) Except as set forth on Schedule 5.16(b), since December 31, 2004, no customer or supplier listed on Schedule 5.16(a) has terminated its relationship with Seller or materially reduced or changed the pricing or other terms of its business with Seller and, to the Knowledge of Seller, no customer or supplier listed on Schedule 5.16(a) has notified Seller that it intends to terminate or materially reduce or change the pricing or other terms of its business with Seller.

5.17 Product Warranty; Product Liability.

(a) Except as set forth on Schedule 5.17, each product manufactured, sold or delivered by Seller in conducting the Seller’s business has been in conformity with all product specifications and all express and implied warranties. Seller does not have any liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations. Seller has not sold any products or delivered any services that included a warranty for a period of longer than one (1) year.

(b) Seller has not committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Seller with respect to products designed, manufactured, assembled, repaired, maintained, delivered or installed or services rendered prior to the Closing.

5.18 Full Disclosure. This Agreement and the Seller Documents and their respective schedules and exhibits delivered by or on behalf of Seller hereunder and thereunder are true, correct and complete in all material respects. No representation or warranty of Seller contained in this Agreement or any of the Seller Documents and no written statement made by or on behalf of Seller to Purchaser or any of its Affiliates pursuant to this Agreement or any of the Seller Documents contains an untrue statement of a material fact or, to Seller’s knowledge, omits to state a material fact necessary to make the statements contained herein or therein not misleading.

5.19 Financial Advisors. Except as set forth on Schedule 5.19, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.20 No Other Representations and Warranties. Purchaser acknowledges that except as expressly provided in this Agreement, Seller makes no representation or warranty of any kind whatsoever or by operation of law, by statute or otherwise.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 6.3 hereto, neither of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, nor the compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation or Order by which Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

6.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6 Financing. Purchaser at the Closing will have, sufficient funds, including its committed financing (the “Acquisition Financing”), available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement.

ARTICLE VII

BANKRUPTCY COURT MATTERS

7.1 Approval of Break-Up Fee and Expense Reimbursement.

(a) Seller acknowledges and agrees that Purchaser has expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of Seller. In consideration therefor, Seller shall file with and seek the approval of the Bankruptcy Court of the Bidding Procedures Motion, including the Break-Up Fee and Expense Reimbursement, and the entry by the Bankruptcy Court of the Bidding Procedures Order approving the payment of the break-up fee in an amount equal to Seventy Five Thousand Dollars ($75,000) (the “Break-Up Fee”) and the expense reimbursement in an amount not to exceed Seventy Five Thousand Dollars ($75,000) (the “Expense Reimbursement”) for Purchaser’s reasonable out-of-pocket documented expenses incurred in connection with the transactions contemplated hereby and the financing thereof and deeming the Break-Up Fee and the Expense Reimbursement as administrative priority expenses under Sections 503(b) and 507(a)(1) of the Bankruptcy Code.

(b) Seller shall pay to Purchaser the Expense Reimbursement on the first (1st) Business Day after the earlier occurrence of any of the following events:

(i) Seller voluntarily withdraws the Sale Motion other than in connection with Seller’s termination of this Agreement in accordance with Section 4.4(e) hereof;

(ii) the Bankruptcy Court approves an Alternative Transaction or Restructuring Transaction, whether or not within the bidding procedures set forth in the Bidding Procedures Order;

(iii) to the extent that Seller is no longer under the jurisdiction of the Bankruptcy Court, Seller consummates an Alternative Transaction or Restructuring Transaction prior to a date eighteen (18) months following the date hereof; or

(iv) Purchaser terminates this Agreement in accordance with the provisions of Section 4.4(d), 4.4(g), 4.4(h), 4.4(i), 4.4(k), 4.4(m), 4.4(n), or 4.4(o) hereof.

(c) In addition to Seller’s payment of the Expense Reimbursement to Purchaser pursuant to Section 7.1(b), Seller shall pay to Purchaser the Break-Up Fee on the first (1st) Business Day after the earlier occurrence of any of the following events:

(i) Seller consummates an Alternative Transaction or Restructuring Transaction in the Chapter 11 Case, whether or not within the bidding procedures set forth in the Bidding Procedures Order; or

(ii) to the extent that Seller is no longer under the jurisdiction of the Bankruptcy Court, Seller consummates an Alternative Transaction or Restructuring Transaction prior to a date eighteen (18) months following the date hereof.

7.2 Bidding Procedures. This Agreement is subject to approval by the Bankruptcy Court and the consideration by Seller of higher or better competing bids (each an “Alternative Transaction”). Prior to seeking approval of the sale of the Purchased Assets, Seller shall seek the Bankruptcy Court’s approval of the Bidding Procedures Order, which shall include the following procedures and overbid protections for the submission and consideration of qualified bids, along with such other bidding procedures as agreed to by Seller and Purchaser:

(a) In order for any Alternative Transaction to be a qualified bid (each a “Qualified Bid”), it must be:

(i) in writing;

(ii) received by Purchaser and Seller at their respective addresses set forth in Section 13.7 no later than the deadline for submitting an Alternative Transaction established by the Bidding Procedures Order (the “Bid Deadline”);

(iii) a firm, unconditional bid to purchase the Purchased Assets, not subject to any contingencies as to the validity, effectiveness and/or binding nature of the offer, including, without limitation, further due diligence review or financing;

(iv) a firm bid of at least $200,000 over the Purchase Price;

(v) accompanied by sufficient information to demonstrate that the competing bidder has the financial wherewithal and ability to timely consummate the acquisition of the Purchased Assets on terms and conditions substantially the same as this Agreement, including evidence of adequate financing and a financial guaranty, if appropriate;

(vi) accompanied by a signed contract substantially in the form of this Agreement, and marked to show any changes made to this Agreement; and

(vii) accompanied by a good faith cash deposit in an amount equal to the $150,000 to be deposited with Seller on or before the Bid Deadline;

(b) Seller shall promptly inform Purchaser of all Qualified Bids and any information received related to the terms and conditions of such Qualified Bids;

(c) Purchaser shall have the opportunity to increase its offer to a level at least $50,000 in excess of any Qualified Bid to be eligible to become the starting bid at the auction (the “Auction”) contemplated by the Bidding Procedures Order (“Starting Auction Bid”); and, in connection therewith, Purchaser shall be entitled to credit the Breakup Fee and Expense Reimbursement against the purchase price reflected in such Qualified Bid, provided that Purchaser delivers a statement to Seller that the actual amount of its expenses that Purchaser reasonably expects to incur in connection with the transaction contemplated hereby are equal to or greater than the amount of Expense Reimbursement that Purchaser seeks to have credited against the purchase price reflected in such bid of Purchaser;

(d) Seller shall evaluate all Qualified Bids received and shall determine which Qualified Bid reflects the highest or best offer as the Starting Auction Bid for the Purchased Assets. Seller shall announce its determination of the Starting Auction Bid at the commencement of the Auction;

(e) the first incremental competitive bid at the Auction shall be at least $100,000 over the Starting Auction Bid, with any subsequent increases of bids to be made in increments equal to as least $100,000;

(f) no bids shall be considered by Purchaser unless a party submitted a Qualified Bid and participates in the Auction;

(g) all of the Purchased Assets shall be sold in a single lot;

(h) if Seller desires to select a bid from an entity other than Purchaser that Purchaser believes is not the highest or best bid, the Bankruptcy Court shall determine which is the successful bidder;

(i) when determining the highest or best bid, Seller shall include the Break-Up Fee and the Expense Reimbursement in Purchaser’s last bid, which Break-Up Fee and Expense Reimbursement would otherwise be payable to Purchaser;

(j) the payment of the Break-Up Fee and the Expense Reimbursement to Purchaser in accordance with Section 7.1;

(k) if any overbid from an entity other than Purchaser is accepted but fails to be consummated, Seller shall be obligated to consummate the transaction with Purchaser, at Purchaser’s option, on the terms of this Agreement, except for the purchase price, which shall equal the purchase price of the next highest bid that was submitted to Seller during the Auction;

(l) In the event that Seller determines in good faith that it has not received a Qualified Bid by the Bid Deadline that is a higher or better bid than the one represented by this Agreement, Seller shall seek approval of this Agreement at the Approval Hearing without conducting an Auction and without further motion; and

(m) such other terms as the Bankruptcy Court deems necessary and are reasonably acceptable to Purchaser.

7.3 Non-Solicitation Period.

(a) From the time of Seller’s and Purchaser’s execution and delivery of this Agreement until the Bankruptcy Court’s entry of the Bidding Procedures Order (the “Non-Solicitation Period”), Seller shall not, nor shall it authorize or permit any Subsidiary of Seller to, nor shall it authorize or permit any officer, director, manager or employee of, or any investment banker, attorney or other advisor, agent or representative of, Seller or any of its Subsidiaries (collectively, “Seller Representatives”) to solicit or otherwise proactively encourage any entity with respect to the submission of an Alternative Transaction or negotiate the terms of an Alternative Transaction; provided, however, that during the Non-Solicitation Period so long as Seller is not otherwise in breach of this Agreement, nothing in this Agreement shall prohibit Seller or Seller Representatives from entering into confidentiality agreements with any entity or furnishing to any entity any information relating to the Purchased Assets with respect to any proposal or expression of interest that constitutes, or which may lead to, a Qualified Bid; and provided, further, however, that Seller shall not execute any Alternative Transaction prior to the Bankruptcy Court’s entry of the Bidding Procedures Order. In the event Seller receives an Alternative Transaction during the Non-Solicitation Period, Seller shall as promptly as practicable (and in any event within twenty-four (24) hours after receipt) advise Purchaser in writing of the details of such Alternative Transaction and the identity of the entity submitting the Alternative Transaction and, to the extent known by the Seller, the principals who are backing such entity.

(b) Following entry of the Bidding Procedures Order until the Bid Deadline, Seller and Seller Representatives shall not be subject to any restrictions with respect to the solicitation or encouragement of any entity concerning the potential or actual submission of a Qualified Bid; provided, however, that within twenty four (24) hours after Seller’s receipt of any offer for an Alternative Transaction, Seller must deliver to Purchaser by facsimile transmission or send by courier service for delivery to Purchaser by the morning of the next business day true and complete copies of any such Alternative Transaction.

7.4 The Sale Order. Seller shall use its commercially reasonable efforts to cause the Bankruptcy Court to enter a Sale Order which contains, among other provisions requested by Purchaser, the following provisions (it being understood that certain of such provisions may be contained in either the findings of fact or conclusions of law to be made by the Bankruptcy Court as part of the Sale Order):

(a) the sale of the Purchased Assets by a Seller to Purchaser (A) are or will be legal, valid and effective transfers of the Purchased Assets; (B) vest or will vest Purchaser with all right, title and interest of such Seller to the Purchased Assets free and clear of all Liens and claims pursuant to Section 363(f) of the Bankruptcy Code (other than Liens created by Purchaser); and (C) constitute transfers for reasonably equivalent value and fair consideration under the Bankruptcy Code and the laws of the states in which Seller is incorporated and any other applicable non-bankruptcy laws;

(b) all amounts to be paid to Purchaser pursuant to this Agreement constitute administrative expenses under Sections 503(b) and 507(a)(1) of the Bankruptcy Code and are immediately payable if and when the obligations of Seller arise under this Agreement, without any further order of the Bankruptcy Court;

(c) all Persons are enjoined from taking any actions against Purchaser or any Affiliates of Purchaser (as they existed immediately prior to the Closing) to recover any claim which such Person has solely against a Seller or its Affiliates;

(d) pursuant to Section 1146(c) of the Bankruptcy Code, the transactions contemplated by this Agreement shall be exempt from stamp, sales, use, transfer and certain other taxes, the so-called “bulk sales” laws shall be waived in all necessary jurisdictions, and the transactions contemplated herein shall be deemed to be under or in contemplation of a plan to be confirmed under Section 1129 of the Code;

(e) obligations of Seller relating to Taxes, whether arising under law, by this Agreement, or otherwise, shall be fulfilled by Seller;

(f) the provisions of the Sale Order are non-severable and mutually dependent;

(g) provide that Purchaser will not have any successor or transferee liability for liabilities of Seller (whether under federal or state law or otherwise) as a result of the sale of the Purchased Assets;

(h) Purchaser has acted in good faith within the meaning of Section 363(m) of the Bankruptcy Code, the transactions contemplated by this Agreement are undertaken by Purchaser and Seller at arm’s length, without collusion and in good faith within the meaning of Section 363(m) of the Bankruptcy Code, and such parties are entitled to the protections of Section 363(m) of the Bankruptcy Code;

(i) all Purchased Contracts shall be assumed by Seller and assigned to Purchaser pursuant to Section 365 of the Bankruptcy Code and, as required by this Agreement, Seller shall be obligated to pay all Cure Amounts in respect thereof;

(j) the Bankruptcy Court retains exclusive jurisdiction to interpret and enforce the provisions of this Agreement, the Bidding Procedures Order and the Sale Order in all respects; provided, however, that in the event the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction with respect to any matter provided for in this clause or is without jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter; and

(k) such other provisions as Purchaser may agree to.

7.5 Bankruptcy Court Approval.

(a) As promptly as practicable after the date of this Agreement, but in no event later than the date the Bidding Procedures Motion is filed, Seller shall file, in a form reasonably satisfactory to Purchaser, the Sale Motion. At least 15 days prior to the hearing approving the Sales Order, Seller shall serve a copy of the Sale Motion (along with a copy at the proposed Sale Order and the Bidding Procedures Order) on each jurisdiction where the Purchased Assets are subject to Tax.

(b) Seller shall use its commercially reasonable efforts to obtain entry of the Sale Order no later than seventy-five (75) days after the date of commencement of the Chapter 11 Case.

(c) Seller shall cooperate with Purchaser and its representatives in connection with the Sale Order, the Bidding Procedures Order and the bankruptcy proceedings in connection therewith. Such cooperation shall include, but not be limited to, consulting with Purchaser at Purchaser’s reasonable request concerning the status of such proceedings and providing Purchaser with copies of requested pleadings, notices, proposed orders and other documents relating to such proceedings as soon as reasonably practicable prior to any submission thereof to the Bankruptcy Court. Seller further covenants and agrees that the terms of any plan it submits to the Bankruptcy Court for confirmation shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including, without limitation, any transaction contemplated by or approved pursuant to the Sale Order or the Bidding Procedures Order.

7.6 Bankruptcy Court Objections. In furtherance and not in limitation of the covenants of the parties contained in this Article VII, each of the parties hereto shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted or raised by the Bankruptcy Court, any party in interest to the Chapter 11 Case, a Governmental Body or other Person with respect to the transactions contemplated by this Agreement.

ARTICLE VIII

COVENANTS

8.1 Access to Information. Seller agrees that, prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of Seller and such examination of the books, records and financial condition of Seller as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and Seller shall cooperate fully therein. No investigation by Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller contained in this Agreement or the Seller Documents. In order that Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of Seller, Seller shall use commercially reasonable efforts to cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Seller to cooperate fully with such representatives in connection with such review and examination. Seller shall promptly deliver to Purchaser such copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed by Seller in the Chapter 11 Case. Seller shall promptly provide to Purchaser all documents and materials relating to the proposed sale of the Purchased Assets, Purchased Contracts or any portion thereof, including, without limitation, with respect to competing bids, and otherwise cooperate with Purchaser, to the extent reasonably necessary in connection with Purchaser’s preparation for or participation in any part of the Chapter 11 Case in which Purchaser’s participation is necessary, required or reasonably appropriate. Seller shall promptly deliver to Purchaser all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in any other judicial or administrative proceeding as Purchaser may reasonably request. In addition, Seller shall consult with Purchaser with respect to any written or oral communication concerning, in whole or in part, the transactions contemplated by this Agreement.

8.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly contemplated by this Agreement (including the prosecution of the Chapter 11 Case) or with the prior written consent of Purchaser, Seller shall:

(i) conduct its business only in the Ordinary Course of Business;

(ii) use its commercially reasonable efforts to (A) preserve its present business operations, organization (including management and the sales force) and goodwill of Seller and (B) preserve the present relationships with Persons having business dealings with Seller (including customers and suppliers);

(iii) maintain (A) all of the assets and properties of Seller in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the assets and properties of Seller in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain the books, accounts and records of Seller in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of Seller;

(v) comply in all material respects with applicable Laws; and

(vi) not take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

(b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Purchaser, Seller shall not:

(i) make or rescind any election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Returns;

(ii) subject to any Lien or otherwise encumber or permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of Seller;

(iii) sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets (except for fair consideration in the Ordinary Course of Business) of Seller;

(iv) enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(v) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization;

(vi) introduce any material change with respect to the operation of the Seller’s business, including any material change in the types, nature, composition or quality of products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products;

(vii) enter into any transaction or to enter into, modify or renew any Contract which by reason of its size or otherwise is not in the Ordinary Course of Business;

(viii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Seller’s business, or the ability of Purchaser, to compete with or conduct any business or line of business in any geographic area;

(ix) terminate, amend, restate, supplement or waive any rights under any (A) Purchased Contract or (B) Permit; or

(x) agree to do anything prohibited by this Section 8.2 or anything which would make any of the representations and warranties of Seller in this Agreement untrue or incorrect in any material respect.

8.3 Consents. Seller shall use its commercially reasonable efforts, and Purchaser shall cooperate with Seller, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 5.4(b) hereof.

8.4 Further Assurances. Each of Seller and Purchaser shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

8.5 Non-Competition; Non-Solicitation; Confidentiality.

(a) For a period from the date hereof until the third (3rd) anniversary of the Closing Date, Seller shall not and shall cause its Subsidiaries not to directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in Seller’s business as of the date hereof and during the preceding twelve (12) months, including the production and sale of PowerPC and FPGA based single board computer products (a “Restricted Business”); provided, however, that the restrictions contained in this Section 8.5(a) shall not restrict the acquisition by Seller, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b) For a period from the date hereof to the third (3rd) anniversary of the Closing Date, Seller shall not and shall cause its Subsidiaries not to: (i) cause, solicit, induce or encourage any employees of Seller who are or become employees of Purchaser or its Affiliates to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of Seller’s business (including any existing or former customer of Seller and any Person that becomes a client or customer of Seller’s business after the Closing) or any other Person who has a material business relationship with Seller’s business, to terminate or modify any such actual or prospective relationship.

(c) From and after the date hereof, Seller shall not and shall cause its Subsidiaries and their respective officers, and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information (as defined below). Seller and its officers, directors and Subsidiaries shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable Law, Seller shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order. For purposes of this Section 8.5(c), “Confidential Information” shall mean any confidential information with respect to Seller’s business, including, methods of operation, customers, customer lists, Products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible thereunder. This Section 8.5 shall not in any way limit the disclosure of information (x) by Seller in connection with the and prosecution of the Chapter 11 Case or (y) regarding Seller to other bidders or potential bidders to the extent specifically permitted by this Agreement.

(d) The covenants and undertakings contained in this Section 8.5 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 8.5 will cause irreparable injury to the parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 8.5. The rights and remedies provided by this Section 8.5 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity. In the event that Purchaser were to seek damages for any breach of this Section 8.5, the portion of the Purchase Price which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

(e) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 8.5 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

8.6 Preservation of Records. Seller and Purchaser agree that each of them shall preserve and keep the records held by it, Seller’s Subsidiaries or Purchaser’s Affiliates relating to Seller’s business for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Seller or Purchaser wishes to destroy such records before or after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

8.7 Publicity. Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser or Seller lists securities, provided that the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

8.8 Use of Name. Seller hereby agrees that upon the consummation of the transactions contemplated hereby, Purchaser shall have the sole right to the use of the name “DNA Computing Solutions” or similar names or any service marks, trademarks, trade names, identifying symbols, logos, emblems or signs containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”) and Seller shall not, and shall not permit any Subsidiary to, use such name or any variation or simulation thereof. In furtherance thereof, as promptly as practicable but in no event later than thirty (30) days following the Closing Date, Seller shall remove, strike over or otherwise obliterate all Seller Marks from all materials owned by Seller and used or displayed publicly including, without limitation, any sales and marketing materials, displays, signs, promotional materials and other materials.

8.9 Financing Statement Releases. On or prior to the Closing, Seller shall have filed valid releases of any and all financing statements filed with respect to any Purchased Asset.

ARTICLE IX

EMPLOYEES AND EMPLOYEE BENEFITS

9.1 Employment.

(a) Except as otherwise provided herein, at any time immediately prior to or after the Closing, Purchaser shall be permitted to offer employment to any employees of Seller. Such individuals who accept such offer are referred to herein as the “Transferred Employees.” Subject to applicable Laws, Purchaser shall have the right to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

(b) To the extent permitted by applicable Law, from time to time following the Closing, Seller shall make available to Purchaser such non-confidential data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to transition such employees into Purchaser’s records.

9.2 Indemnification. Seller shall indemnify and hold Purchaser and its Affiliates harmless with respect to any Transferred Employee from (i) any employment-related liability with respect to employment on or prior to the date any such Transferred Employee was hired by Purchaser and (ii) any liability under WARN.

ARTICLE X

CONDITIONS TO CLOSING

10.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Seller set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date) and Purchaser shall have received a certificate signed by an authorized officer of Seller (in form and substance reasonably satisfactory to Purchaser), dated the Closing Date, to such effect;

(b) Seller shall have performed and complied in all respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Seller (in form and substance reasonably satisfactory to Purchaser), dated the Closing Date, to such effect and copies of such corporate resolutions and other documents evidencing the performance thereof as Purchaser may reasonably request;

(c) there shall not have been or occurred any event, change, occurrence or circumstance that has had or which could reasonably be expected to have a Material Adverse Effect since the Financial Statement Date;

(d) no Legal Proceedings (including, without limitation, any proceeding over which the Bankruptcy Court has jurisdiction under 28 U.S.C. § 157(b) and (c)) shall have been instituted or threatened or claim or demand made against Seller or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e) Seller shall have obtained all consents, waivers and approvals referred to in Section 5.4(b) hereof in a form satisfactory to Purchaser;

(f) Purchaser shall have entered into employment contracts or arrangement with the Employees identified on Schedule 10.1(f) on terms and conditions satisfactory to Purchaser in its sole discretion, which condition shall be deemed satisfied if Purchaser does not provide written notice to Seller on or prior to the day immediately prior to the date of the Auction that such condition has not been satisfied;

(g) Purchaser shall have entered into a real property lease for a facility satisfactory to Purchaser for Purchaser’s operation of its business with respect to the Purchased Assets on terms and conditions satisfactory to Purchaser in its sole discretion, which condition shall be deemed satisfied if Purchaser does not provide written notice to Seller on or prior to the day immediately prior to the date of the Auction that such condition has not been satisfied;

(h) Purchaser shall be satisfied, in its sole discretion, with its due diligence of Purchaser’s customers and suppliers, which condition shall be deemed satisfied if Purchaser does not provide written notice to Seller on or prior to the day immediately prior to the date of the Auction that such condition has not been satisfied; and

(i) Seller shall have rejected in the Chapter 11 Case the Vista Agreements.

10.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable law):

(a) The representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); and

(b) Purchaser shall have performed and complied in all respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

10.3 Conditions Precedent to Obligations of Purchaser and Seller. The respective obligations of Purchaser and Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Seller in whole or in part to the extent permitted by applicable Law):

(a) no Legal Proceedings shall have been instituted or threatened or claim or demand made against Seller or Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(b) the Bankruptcy Court shall have entered the Bidding Procedures Order; and

(c) the Bankruptcy Court shall have entered the Sale Order and any stay period applicable to the Sale Order shall have expired or shall have been waived by the Bankruptcy Court.

10.4 Frustration of Closing Conditions. Neither Seller nor Purchaser may rely on the failure of any condition set forth in Section 10.1, 10.2, 10.3, or, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE XI

INDEMNIFICATION

11.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in Articles V and VI of this Agreement shall survive the Closing through and including the first (1st) anniversary of the Closing Date (the “Survival Period”); provided, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 13.3(a) before the termination of the Survival Period.

11.2 Indemnification.

(a) Subject to Section 11.4 hereof, Seller hereby agrees to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against:

(i) any and all losses, liabilities, obligations, damages, costs and expenses (collectively, “Losses”) based upon, attributable to or resulting from the failure of any representation or warranty of Seller set forth in this Agreement or in any Seller Document, to be true and correct in all respects at the date hereof and at the Closing Date;

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Seller under this Agreement or any Seller Document;

(iii) any and all Losses arising out of, based upon or relating to any Excluded Asset or any Excluded Liability; and

(iv) any and all Losses imposed under or pursuant to environmental Laws, including any loss of any tangible personal property of Seller, liabilities, obligations, fines, penalties, damages, costs and expenses imposed under or pursuant to environmental Laws arising from or related to any condition, act or omission, by Seller or any predecessor thereof or related to the operations of Seller or any predecessor thereof at any property currently or formerly owned, operated or leased by Seller, whether known or unknown, to the extent existing on or prior to the Closing Date, including, but not limited to any environmental costs and Liabilities; and

(v) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) incident to any and all Losses with respect to which indemnification is provided hereunder.

(b) Subject to Section 11.4, Purchaser hereby agrees to indemnify and hold Seller and its Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against:

(i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of Purchaser set forth in this Agreement or any Purchaser Document, to be true and correct at the date hereof and at the Closing Date;

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document;

(iii) any and all Losses arising out of, based upon or relating to any Assumed Liability;

(iv) any and all Losses arising in connection with the conduct and operation of Purchaser’s business on and after the Closing Date; and

(v) any and all Expenses incident to any and all Losses with respect to which indemnification is provided hereunder.

11.3 Indemnification Procedures.

(a) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any Person in respect of which payment may be sought under Section 11.2 hereof (regardless of the limitations set forth in Section 11.4) “Indemnification Claim”), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, it shall within ten (10) days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the indemnified party defends any Indemnification Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Indemnification Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 11.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 11.4, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Indemnification Claim. If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.

(b) After any final judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.

(c) The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

11.4 Breaches of Representations and Warranties. For purposes of calculating Losses hereunder, any materiality or material adverse effect qualifications in the representations, warranties, covenants and agreements shall be ignored.

11.5 Limitations on Indemnification . Neither Seller nor Purchaser shall be required to indemnify any Person hereunder for an aggregate amount of Losses and Expenses above the amount of the Indemnity Escrow Fund. The Indemnity Escrow Fund shall be the sole source of payment of any of Seller’s indemnification obligations hereunder.

11.6 Indemnity Escrow. On the Closing Date, Purchaser shall pay from the Purchase Price to the Indemnity Escrow Agent, in immediately available funds, to the account designated by the Indemnity Escrow Agent, the Indemnity Escrow Amount, in accordance with the terms of this Agreement and the Indemnity Escrow Agreement. Any payment Seller is obligated to make to any Purchaser Indemnified Parties pursuant to this Article XI shall be paid first from the Indemnity Escrow Fund. Following the first (1st) anniversary of the Closing Date, the Indemnity Escrow Agent shall release the Indemnity Escrow Fund (to the extent not utilized to pay Purchaser for any indemnification claim) to Seller, except that the Indemnity Escrow Agent shall retain an amount equal to the amount of claims for indemnification under this Article XI asserted prior to such first (1st) anniversary but not yet resolved (“Unresolved Claims”). The Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Indemnity Escrow Agent (to the extent not utilized to pay Purchaser for any such claims resolved in favor of Purchaser) upon their resolution in accordance with this Article XI.

11.7 Tax Treatment of Indemnity Payments. Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article XI as an adjustment to the Purchase Price for all Tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Expenses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

ARTICLE XII

TAXES

12.1 Transfer Taxes. Seller shall (i) be responsible for (and shall indemnify and hold harmless Purchaser against) any and all Liabilities for any sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (ii) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes. Notwithstanding the foregoing, the Seller shall use its commercially reasonable efforts to cause the Sale Order to contain a provision that Seller’s sale, transfer, assignment and conveyance of the Purchased Assets to Purchaser hereunder shall be entitled to the protections afforded under Section 1146(c) of the Bankruptcy Code. The parties will reasonably cooperate to minimize any such taxes, including with respect to delivery location.

12.2 Prorations. Seller shall bear all property and ad valorem tax liability with respect to the Purchased Assets if the lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such taxes. All other real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser and Seller as of 12:01 a.m. eastern standard time on the Closing Date. With respect to Taxes described in this Section 12.2, Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 12.2 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

12.3 Purchase Price Allocation. Not later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller copies of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the purchase price among the Purchased Assets. Purchaser shall prepare and deliver to Seller from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any). The purchase price for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by Purchaser to Seller, and all income Tax Returns and reports filed by Purchaser and Seller shall be prepared consistently with such allocation.

12.4 Cooperation on Tax Matters.

(a) Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

(b) Purchaser shall retain possession of all accounting, business, financial and Tax records and information relating to the Purchased Assets that are in existence on the Closing Date and transferred to Purchaser hereunder for a period of at least three (3) years from the Closing Date. Purchaser shall give Seller notice and an opportunity to retain any such records in the event that Purchaser determines to destroy or dispose of them after such period. In addition, from and after the Closing Date, Purchaser shall provide access to Seller (after reasonably detailed prior notice and during normal business hours), to the books, records, documents and other information relating to the Purchased Assets as is reasonably necessary for Seller to properly prepare for, file, prove, answer, prosecute and/or defend any Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer.

ARTICLE XIII

MISCELLANEOUS

13.1 Expenses. Except for the Expense Reimbursement and as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

13.2 Specific Performance. Each of Seller and Purchaser acknowledges and agrees that the breach of this Agreement would cause irreparable damage to Purchaser or Seller, as the case may be, and that Purchaser or Seller, as the case may be, will not have an adequate remedy at law. Therefore, the obligations of Seller under this Agreement, including, without limitation, Seller’s obligation to sell the Purchased Assets to Purchaser and Purchaser’s obligation to purchase the Purchased Assets from Seller, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

13.3 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in the Bankruptcy Court; provided, however, that in the event the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction with respect to any matter provided for in this sentence or is without jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 13.7.

13.4 Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

13.5 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

13.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State.

13.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

TeraForce Technology Corporation

1240 E. Campbell Road

Richardson, TX 75081

Facsimile: (469) 330-4972

Attention: Chief Executive Officer

With a copy to:

Munsch Hardt Kopf & Harr, P.C.

1445 Ross Avenue, Suite 4000

Dallas, TX 75202

Facsimile: 214-855-7584

Attention: Joseph J. Wielebinski

If to Purchaser, to:

GE Fanuc Embedded Systems, Inc.

P.O. Box 8106

Charlottesville, VA 22906

Facsimile: (434) 978-6435

Attention: President and Chief Executive Officer

With a copy to:

GE Fanuc Embedded Systems, Inc.

P.O. Box 8106

Charlottesville, VA 22906

Facsimile: (434) 978-5997

Attention: Vice President & General Counsel

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Facsimile: (212) 310-8007
Attention: Gary T. Holtzer

13.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser’s rights to purchase the Purchased Assets and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

13.10 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of Purchaser or its Affiliates shall have any liability for any obligations or liabilities of Purchaser under this Agreement or the Purchaser Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

13.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

GE FANUC EMBEDDED SYSTEMS, INC.

By: /s/ Jeff Garwood
Name: Jeff Garwood
Title: President and Chairman

TERAFORCE TECHNOLOGY CORPORATION

By: /s/ Robert P. Capps
Name: Robert P. Capps
Title: Executive Vice President

DNA COMPUTING SOLUTIONS, INC.

By: /s/ Robert P. Capps
Name: Robert P. Capps
Title: Executive Vice President